Exhibit 16.1

April 19, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Waterside Capital Corporation dated April 19, 2022, and we are in agreement with all statements pertaining to us.

Very truly yours,

/s/ HASKELL & WHITE LLP